Citigroup
2009 Financial Services Conference
27 January 2009 ■ New York City, NY

Forward-Looking Statements
This presentation contains statements that relate to the projected performance of
Zions Bancorporation and elements of or affecting such performance, including statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations and estimates of management. These statements constitute forward-looking information within the meaning of the Private Securities
Litigation Reform Act. Actual facts, determinations, results or achievements may differ materially from the statements provided in this presentation since such statements involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions; economic, market and business conditions, either nationally or locally in areas in which Zions Bancorporation conducts its operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; changes in debt, equity and securities markets; adverse legislation or regulatory changes and other factors described in Zions Bancorporation’s Annual Report on Form 10-K for the year ended December 31, 2007. In addition, the statements contained in this presentation are based on facts and circumstances as understood by management of the company on the date of this presentation, which may change in the future.
Zions Bancorporation disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

Agenda
Summary of Q4 and Full Year 2008
Key Drivers –Securities Portfolio –Credit Quality –Net Interest Margin –Lockhart funding –Capital
Outlook Summary

	$Mil	$ Per Share
Net Income To Common	($498)	($4.36)
Goodwill Impairment	($354)	($2.97)
Securities Impairments	($204)	($1.07)
Provisions For Credit Losses	$285
Net Charge-offs	$180
Q4 2008 Earnings Highlights

	$Mil	$ Per Share
Net Income To Common	($291)	($2.66)
Goodwill Impairment	($354)	($2.97)
Securities Impairments	($317)	($1.73)
Provisions For Credit Losses	$648
Net Charge-offs	$394
Full Year 2008 Earnings Highlights

Agenda
Summary of 4Q and 2008
Key Drivers –Securities Portfolio –Credit Quality –Net Interest Margin –Lockhart funding –Capital
Outlook Summary

Bank & Insurance Trust Preferred CDOs

• $204 million pre-tax Other Than Temporarily Impaired
 (OTTI) charges on 29 CDO tranches in Q408
 – 20 new bank & insurance trust preferred tranches
 – 9 other tranches that had been previously impaired
• Key valuation Drivers
 – 3rd-party probabilities of default (PDs); cumulative failures assumed:
    Year  Failures  Percentage
    2008  14  (Actual)
    2009  106  10.6% of our universe
    2013  164  16.5% of our universe
    2038  246  24.7% of our universe
 – Selected discount rates applied to CDOs (1st 10 yr cash flows, after credit defaults)
    A rated  LIBOR + 9.75%
    BBB rated LIBOR + 13.0%

Other Than Temporarily Impaired Securities

• Stress Tests
   Scenario   Approx. additional OTTI
 – All PDs increase by 20% (PD x 1.2):   $150mm
 – Default all LACE* E & D rated banks:   $200mm
 – Default all LACE* E, D, & 1/3 of C rated banks:  $450mm
• Additional OTTI possible in the event of an increase in
 forecasted default rates
• Finally,
  If we impaired all Bank & Insurance backed CDOs that do not have a AAA rating and wrote them down to 20% of par (total par value of $1.46B):
  The resulting Tangible Common Equity ratio would be 5.04%
Other Than Temporarily Impaired Securities
* LACE Financial Corp.

Agenda
Summary of 4Q and 2008
Key Drivers –Securities Portfolio –Credit Quality –Net Interest Margin –Lockhart funding –Capital
Outlook Summary

Performance in this Cycle
• Avoided Major Industry Issues
 – No subprime loans
 – Almost no MBS exposure
 – No high-LTV HELOCS
 – No FNMA/FHLMC Preferred Shares
• But…
 – Residential RE and consumer lot loans in the SW
 – Missed correlation between CDO risk and
 community bank real estate exposure
 – Not immune to broader impact of softening economy

Net Charge-offs (Q4 2008)

Note: Peer group defined as bank holding companies with assets >= $10 billion.
Peer data source: SNL
Non Performing Assets as a %
of Total Assets

Note: Peer group defined as bank holding companies with assets >= $10 billion.
Peer data source: SNL

Credit Performance
Summary
• Relatively
 – Larger, secured commercial portfolio
 – Smaller, high performing consumer
 portfolio
• Results in
 – Higher Non Performing Assets, but
 – Lower net charge-offs

Peers
1.4
Note: Peer group defined as bank holding companies with assets >= $10 billion.
Peer data source: SNL
Zions
1.5
Reserves / Annualized Net Charge-offs
(4 Quarter Moving Average)

Loan Portfolio Diversification
Loans by Geography & Purpose
12/31/2008

Total Outstanding: $2.5 billion (12/31/08)

Total Outstanding: $2.0 billion (12/31/08)
Average HECL FICO: 756

Total Outstanding: $20.6 billion (12/31/08)

Commercial Real Estate
12/31/2008

Credit Quality
Outlook
• Weakness in residential construction activity
 and land values in the Southwest expected to
 persist through 2009
• Credit problems spreading to other geographies
 and loan categories as economy weakens
• Continued elevated levels of NPAs, provisions
 and net losses

Agenda
Summary of 4Q and 2008
Key Drivers –Securities Portfolio –Credit Quality –Net Interest Margin –Lockhart funding –Capital
Outlook Summary

Historical
*(Net Interest Income - Net Charge-offs)/Average Earning Assets
Peers: Top 50 banks excluding BK, STI, STT, NTRS
Risk-adjusted Net Interest Margin*

As of 12-31-08
Total assets in Lockhart	$748MM
Lockhart issued CP held by Zions	$412MM
Net Lockhart assets not held on balance sheet	$336MM
*Includes the estimated impact of ($71)mm after-tax loss on security marks under a full consolidation scenario
Lockhart Funding
• Participating in Federal Reserve’s Commercial Paper
 Funding Facility Program
• GAAP Capital Ratio impact for bringing remainder of
 Lockhart on balance sheet: -17bps*

	4Q07	4Q08
Tangible Common Equity	5.70%	5.89%
Tangible Equity	6.17%	8.86%
Tier 1 Risk Based	7.57%	10.52% Est
Total Risk Based	11.68%	14.71% Est
Capital Ratios

Agenda
Summary of 4Q and 2008
Key Drivers –Securities Portfolio –Credit Quality –Net Interest Margin –Lockhart funding –Capital
Outlook Summary

Outlook Summary
• Continued elevated levels of credit losses and loss provisions in a weakening economy
• Additional OTTI and goodwill impairment possible
• Continued strong net interest margin
• Reduced dividend will preserve strong capital positions - generally the highest they’ve been in over a decade
• Long-term outlook remains strong when economy begins to recover
 – Best long-term growth markets
 – Sustainable competitive advantage in operating model
 – Superior risk-adjusted NIM through the business cycle

Citigroup
2009 Financial Services Conference
27 January, 2008
New York City